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								 EXHIBIT 20.1

Ohio Casualty Corporation & Subsidiaries
CONSOLIDATED BALANCE SHEET
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December 31 (in thousands)                                  1998        1997        1996
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
Assets
Investments:
 Fixed maturities:
   Available for sale, at fair value                  $2,415,904  $2,226,030  $2,310,938
      (Cost:  $2,307,734; $2,112,291; $2,225,517)
 Equity securities, at fair value                        924,906     859,475     721,152
      (Cost:  $245,129; $275,637; $297,727)
 Short-term investments, at fair value                   262,863      65,849      41,546
      (Cost:  $262,939; $65,849; $41,546)
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 Total investments                                    3,603,673    3,151,354   3,073,636
Cash                                                     42,139       54,206      20,078
Premiums and other receivables, net of allowance
 for bad debts of $8,739, $4,200 and $3,700,
 respectively                                           301,943      193,615     186,676
Deferred policy acquisition costs                       176,606      126,063     116,684
Property and equipment, net of accumulated
 depreciation of $97,991, $87,232 and $77,427,
 respectively                                            80,065       50,699      42,239
Reinsurance recoverable                                 186,861      108,962     362,683
Goodwill, net of accumulated amortization of
 $1,031, $0 and $0, respectively                        308,206            0           0
Other assets                                            102,771       93,883      87,985
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  Total assets                                       $4,802,264   $3,778,782  $3,889,981
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Liabilities
Insurance reserves:
 Unearned premiums                                   $  668,550   $  495,076  $  491,613
 Losses                                               1,580,599    1,176,614   1,224,873
 Loss adjustment expenses                               376,340      307,193     331,797
 Future policy benefits                                  25,518       34,148     280,002
Note payable                                            265,000       40,000      50,000
California Proposition 103 reserve                       48,043       66,908      74,376
Deferred income taxes                                   140,730       95,389      27,993
Other liabilities                                       376,503      248,625     234,227
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 Total liabilities (See Notes 1 and 8)                3,481,283    2,463,953   2,714,881
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Shareholders' Equity
Common stock, $.125 par value                             5,850        5,850       5,850
 Authorized:  150,000,000 shares
 Issued shares:  46,803,872
Additional paid-in capital                                4,186        3,923       3,603
Common stock purchase warrants                           21,138            0           0
Accumulated other comprehensive income:
   Unrealized gain on investments, net of applicable
     income taxes                                       511,816      454,241     332,042
Retained earnings                                     1,185,349    1,158,308   1,076,545
Treasury stock, at cost
 (Shares:  15,535,089; 13,182,240; 11,662,559)         (407,358)    (307,493)   (242,940)
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 Total shareholders' equity                            1,320,981   1,314,829   1,175,100
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 Total liabilities and shareholders' equity           $4,802,264  $3,778,782  $3,889,981
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See notes to consolidated financial statements

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